Exhibit (a)(5)
EXIDE TECHNOLOGIES
OFFER TO AMEND ELIGIBLE OPTIONS
FORM OF ACKNOWLEDGEMENT OF RECEIPT OF LETTER OF TRANSMITTAL
     Exide Technologies (“Exide”) received your Letter of Transmittal on                   , 2007, by which you elected to tender for amendment one or more of your Eligible Options pursuant to the offer to amend your Eligible Options made by Exide (the “Offer”) as set forth in the Offer to Amend Eligible Options dated November 16, 2007.
     If you change your mind, you may withdraw your tendered Eligible Options at any time before 11:59 p.m., Eastern Time, on December 18, 2007 (the “Expiration Date”). If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date of the Offer. In addition, unless we accept and amend your Eligible Options before 12:00 midnight, Eastern Time, on January 15, 2008 (the 40th business day after the commencement date of the Offer), you may withdraw your tendered Eligible Options at any time prior to our acceptance of such Eligible Options for amendment.
     To validly withdraw your tendered Eligible Options, you must deliver to us by facsimile, hand delivery, regular mail, overnight courier or e-mail a properly completed and signed withdrawal form with the required information while you still have the right to withdraw your tendered Eligible Options as follows:

By Facsimile:	(678) 566-9229

By Hand Delivery, Regular Mail or Overnight Courier:	Exide Technologies 13000 Deerfield Parkway Building 200 Alpharetta, Georgia 30004 Attn: Brad Kalter

By E-mail:	brad.kalter@exide.com
     Delivery of the withdrawal form and other required documents by any other means is not permitted. If you have any questions regarding your personalized Letter of Transmittal, please contact Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com.
     Please note that Exide’s receipt of your Letter of Transmittal is not by itself an acceptance of your Eligible Options for amendment. For purposes of the Offer, Exide currently expects that it will accept for amendment all properly tendered and not validly withdrawn Eligible Options upon the expiration of the Offer. Exide will provide written or electronic notice of its acceptance to each Eligible Optionee whose tendered Eligible Options Exide has accepted for amendment. Such notice may be by e-mail, press release or other means. Exide’s formal acceptance is expected to take place on December 19, 2007.

FORM OF ACKNOWLEDGEMENT OF RECEIPT OF WITHDRAWAL FORM
     Exide Technologies (“Exide”) received your Withdrawal Form on          , 2007, by which you elected to withdraw one or more of your Eligible Options that you previously tendered pursuant to the offer to amend your Eligible Options made by Exide (the “Offer”) as set forth in the Offer to Amend Eligible Options dated November 16, 2007.
     You may not rescind any withdrawal, and any tendered Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to the Offer. However, after you have withdrawn an Eligible Option, you may retender that Eligible Option before 11:59 p.m., Eastern Time, on December 18, 2007 (the “Expiration Date”) by properly completing and signing a new Letter of Transmittal and timely delivering a new Letter of Transmittal and any other required documents to Exide by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(678) 566-9229

By Hand Delivery, Regular Mail or Overnight Courier:	Exide Technologies 13000 Deerfield Parkway Building 200 Alpharetta, Georgia 30004 Attn: Brad Kalter

By E-mail:	brad.kalter@exide.com
     Exide must receive your properly completed and signed new Letter of Transmittal and other required documents before 11:59 p.m., Eastern Time, on the Expiration Date. If Exide extends the Offer beyond that time, Exide must receive your properly completed and signed new Letter of Transmittal and other required documents before the extended Expiration Date of the Offer.